Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE (1)

Information Relating to Provincial Debt	Page

Debt of the Province	2 - 13

Consolidated Funded and Unfunded Debt of the Public Sector	14

Other Information

Canadian Foreign Exchange Rate and International Reserves	15

Trade Balance	16

(1)                Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

DEBT OF THE PROVINCE

Direct and Guaranteed Debt

The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency loans respecting payment of interest, principal and premium, generally match those in the Province’s original borrowings.

Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency loans in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements.  The debt will eventually be allocated to either the provincial government or provincial government bodies.

Non-guaranteed debt includes debt of the BC Assessment Authority, BC Housing Management Commission, BC Immigrant Investment Fund, BC Liquor Distribution Branch, BC Pavilion Corporation, BC Public School Employers’ Association, BC Transportation Financing Authority, Canadian Blood Services, Columbia Basin Trust, Columbia Basin Power (joint venture), Community Social Service Employees’ Association, Post-secondary institutions’ subsidiaries, Provincial Rental Housing Corporation,  School District 91 private company, and School Districts, Universities, Colleges and Health Authorities (SUCH sector).  At March 31, 2015, $4,512 million of this debt is classified as taxpayer supported and $721 million is classified as self-supporting.

Financial statements for 2014/15 show that the Province’s total net debt (excluding non-guaranteed debt of $5,233 million) increased by $1,964 million; debt for government purposes increased by $225 million and debt for government corporation and warehouse program purposes increased by $1,738 million.

DIRECT FUNDED DEBT(1)

As at March 31, 2015

	2013	2014	2015

Government Purposes (2)
Payable in:
Canadian Dollars	$20,830	$24,543	24,903	(3)
United States Dollars	7,807	6,405	6,405	(4)
	$28,637	$30,948	31,308
Government Corporation Purposes
Canadian Dollars	22,495	24,894	25,846
United States Dollars	2,277	1,485	2,459	(5)
	24,772	26,379	28,305
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	—
United States Dollars	—	—	—
	—	—	—

Add/(Less) - Unrealized Foreign Exchange Gains/(Losses)	58	34	(4)
	53,466	57,361	59,609
Less - Unamortized Discount	(316)	(136)	(6)
	53,783	57,497	59,615
Less - Sinking Funds (2)	1,778	835	977
	52,005	56,662	58,638
Less - Amounts Held in Consolidated Revenue Fund	—	—

Net Direct Funded Debt	52,005	56,662	58,638

Less - Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Direct Funded Debt (net of warehouse assets)	$52,005	$56,662	58,638

(1)             Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)             In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments.

(3)             Canadian dollar obligations include 700 million Swiss Francs was fully hedged to CAD$753 million; 700 million AUD was fully hedged to CAD$712 million; 40 million Euro was fully hedged to CAD$56 million and CNY 3 billion was unhedged (CAD$614 million).

(4)             U.S. dollar obligations include US$6,500 million was fully hedged to CAD$6,405 million.

(5)             U.S. dollar obligations include US$2,013 million (CAD$2,459 million), of which US$1,786 million was fully hedged to CAD$2,171 million and US$227 million was unhedged (CAD$288 million).

CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2015

	Outstanding	Sinking Fund	Outstanding
	(Gross)	Investments	(Net)
	(in millions)

Direct Debt
Government Purposes (1)	$31,308	$703	$30,605
Government Corporation Purposes (2)	28,305	274	28,031
Warehouse Program Purposes	0	0	0
	59,613	977	58,636
Less - Unrealized Foreign Exchange Losses	4	0	4
Less - Unamortized Discounts	(6)	0	(6)
Less - Amounts held in the Consolidated Revenue Fund	0	0	0
Total Direct Debt	59,615	977	58,638

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	8	—	8
Total Guaranteed Debt	18	0	18

Less - Unamortized Discounts	—	—	—
- Provision for Probable Payout	—	—	0
	18	0	18

Non-Guaranteed Debt	$4,285	—	4,285
Less - Unamortized Discounts	21		21
Total Non-Guaranteed Debt	4,264	—	4,264

Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	63,897	977	62,920

Less - Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$63,897	$977	$62,920

(1)             In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)             Represents direct borrowing by the Province for relending to government corporations on identical terms

Note:  Debt payable in foreign currencies is recorded at the relevant March 31, 2015 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded gross debt of the Province (Promissory Notes) on March 31, 2015 totalled $8,356 million .  This short term debt was comprised of $4,986 million in fiscal agency loans to government corporations and $3,370 million in loans for government. Further, all direct unfunded debt consisted of issues denominated in Cdn.

Financing

The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan Investment Board (the “Plan”).  Under the Plan, the Province and other provincial government bodies may refinance maturing Canada Pension Plan Investment Board debt with new debt equal to or less than the matured nominal amount.

The majority of British Columbia’s borrowing requirements are met through public domestic borrowings and Canada Pension Plan Investment Board loans.  During the 2014/15 fiscal year, the Province borrowed or refinanced $50.4 million from the Plan.

Sinking Fund Management

Sinking funds are no longer established or maintained on new or existing debt issued for government capital financing purposes.   However, sinking funds do continue to be established and maintained relating to new or existing debt of the Province incurred to make loans to provincial government bodies.  Consequently, provincial government bodies (with the exception of the British Columbia Hydro and Power Authority, BC Transportation Financing Authority and Transportation Investment Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

At March 31, 2015, the Province has $1.0 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government corporations.

MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2015

(Unaudited)

	Canadian Dollars			U.S. Dollars¹
		Projected			Projected
	Gross	Sinking		Gross	Sinking
Fiscal	Debt	Fund	Net Debt	Debt	Fund	Net Debt
Year	Maturities	Values	Maturities²	Maturities	Values	Maturities²
	(millions of dollars)			(millions of dollars)

2016	$627	$24	$602	$1,183	$—	$1,183
2017	$312	$6	$306	$1,137	$—	$1,137
2018	$936	$—	$936	$977	$—	$977
2019	$3,354	$11	$3,343	$161	$—	$161
2020	$2,797	$5	$2,792	$—	$—	$—
	$8,027	$46	$7,981	$3,458	$—	$3,458

2020 - 25	$12,877	$72	$12,805	$1,753	$—	$1,753
2025 - 30	$5,222	$96	$5,126	$501	$167	$334
2030 - 35	$2,613	$6	$2,607	$—	$—	$—
2035 - 40	$3,679	$156	$3,523	$293	$67	$226
2040 - 45	$10,853	$344	$10,509	$—	$—	$—
2045 - 50	$764	$—	$764	$—	$—	$—
2050 - 55	$—	$—	$—	$—	$—	$—
2055 - 60	$190	$—	$190	$—	$—	$—
2060 - 65	$231	$—	$231	$—	$—	$—
	$44,456	$720	$43,736	$6,004	$234	$5,770

1 Debt payable in U.S. dollars is not translated into Canadian dollars.  Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

2 Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2015.  The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2015

(Unaudited)

	Canadian Dollars			U.S. Dollars
		Projected			Projected
	Gross	Sinking		Gross	Sinking
Fiscal	Debt	Fund	Net Debt	Debt	Fund	Net Debt
Year	Maturities	Values	Maturities	Maturities	Values	Maturities
	(millions of dollars)			(millions of dollars)

2015	$—	$—	$—	$—	$—	$—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
	—	—	—	—	—	—

2020 - 2024	—	—	—	—	—	—
2025 - 2029	10	—	10	—	—	—
2030 - 2034	—	—	—	—	—	—
2035 - 2039	—	—	—	—	—	—
Other¹	8	—	8	—	—	—

	$18	$—	$18	$—	$—	$—

¹ Includes Province miscellaneous Guarantees.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2015

		Year of	Interest	Outstanding
Series	Date of Maturity	Issue	Rate	March 31, 2015	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt
Issued by Province of British Columbia:

BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCEC-20	April 28, 2016	2011	2.875	100	(1) (5)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCD-21	December 18, 2018	2008	4.65	1,700	(2)
BCCD-33	March 1, 2019	2013	2.25	1,100	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-23	December 18, 2019	2009	4.10	1,600	(2)
BCCD-FRN-2	January 10, 2020	2014	Floating	556.5	(2)
BCCD-FRN-1	May 13, 2020	2013	Floating	100	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-24	December 18, 2020	2010	3.70	1,700	(2)
BCCD-31	December 18, 2020	2013	2.70	250	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	330	(2)
BCCD-26	December 18, 2021	2012	3.25	1,750	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCD-28	December 18, 2022	2012	2.70	1,400	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCD-32	December 18, 2023	2013	3.30	1,450	(2)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCD-34	June 18, 2025	2014	2.85	1,000	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	40	(2)
BCCMTN-74	December 4, 2026	1999	7.00	60	(2)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)
BCCD-W	November 19, 2027	1997	6.15	500	(2)
BCCMTN-70	August 17, 2028	1998	5.62	200	(2)
BCCD-X	June 18, 2029	1998	5.70	2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.861	250	(2)
BCCD-14	June 18, 2029	2007	5.15	495	(2)
BCCD-Z	June 18, 2031	2000	6.35	1,400	(2)
BCCD-19	June 18, 2031	2008	5.00	1,035	(2)
BCCD-7	June 18, 2035	2004	5.40	500	(2)
BCCD-11	June 18, 2037	2006	4.70	1,500	(2)
BCCMTN-69	January 9, 2039	1998	5.75	150	(2)
BCCMTN-73	January 9, 2039	1998	6.00	65	(2)
BCCMTN-84	August 23, 2039	1999	6.30	200	(2)
BCCD-22	June 18, 2040	2009	4.95	2,300	(2)

		Year of	Interest	Outstanding
Series	Date of Maturity	Issue	Rate	March 31, 2015		References
			(percent)	($ Millions)
BCCD-25	June 18, 2042	2010	4.30	3,850		(2)
BCCD-1	June 18, 2043	2003	5.25	150		(2)
BCCD-29	June 18, 2044	2012	3.20	4,100		(2)
BCCD-10	August 23, 2044	2004	5.75	120		(2)
BCCD-18	June 18, 2045	2008	4.60	50		(2)
BCCD-15	June 18, 2048	2007	4.90	547		(2)
BCCD-20	June 18, 2049	2008	4.60	20		(2)
BCCD-27	June 18, 2055	2012	3.50	190		(2)
BCCD-30	June 18, 2062	2013	3.30	230.5		(2)

Canada Pension Plan Investment
Board issues		2005-2015	2.24-6.75	3,652		(2) (4)
Other				273		(6)
Short-term Promissory Notes				5,910
Total Issues in Canadian Dollars				$48,035

BCUSG-4	June 15, 2015	2010	2.85	1,500		(2) (5)
BCUSG-5	May 18, 2016	2011	2.10	1,500		(2) (5)
BCUSG-7	April 25, 2017	2012	1.20	1,250		(2) (5)
BCDUS-1	April 23, 2018	2008	4.25	200		(2)
BCUSG-6	September 22, 2021	2011	2.65	1,000		(2) (5)
BCUSG-8	October 23, 2022	2012	2.00	1,250		(2) (5)
BCUSD-2	January 15, 2026	1996	6.50	500		(2) (5)
BCUSD-3	September 1, 2036	1996	7.25	300		(2) (5)

Short-term Promissory Notes				1,481

Total Issues in U.S. Dollars *				US $	8,981
Exchange Premium (Including Hedge)				462
U.S. Issues at Canadian Dollar Equivalent				C $	9,443

BCSFR-5	December 27, 2017	2008	2.875	325		(1)
BCSFR-6	November 27, 2018	2009	2.875	275		(1)
BCSFR-7	April 18, 2030	2010	2.500	100		(1)
Total Issues in Swiss Francs **				CHF	700
Exchange Premium (Including Hedge)				53

Swiss Franc Issues at Canadian Dollar Equivalent **				C $	753	(1)

BCEURO-1	November 8, 2038	2011	3.21	40		(1)
Total Issues in Euros **				EUR	40
Exchange Premium (Including Hedge)				16
Euro Issues at Canadian Dollar Equivalent **				C $	56

BCCNY-2	November 13, 2016	2014	2.85	3,000		(2)
Total Issues in Renminbi***				CNY	3,000
Exchange Premium (Unhedged)				(2,386)
Renminbi Issues at Canadian Dollar Equivalent ***				C $	614

BCAUD-1	November 27, 2024	2014	4.25	700		(2)
Total Issues in Australian Dollars **				AUD	700
Exchange Premium (Including Hedge)				12
AUD Issues at Canadian Dollar Equivalent **				C $	712

Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C$	59,613

*

Payable and expressed in U.S. dollars. Debt payable of US $8,981 million has been hedged to Cdn $9,443 million and US$227 million was unhedged (CAD$288 million). This balance was translated at the exchange rate prevailing at year-end.

**	Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

***	Renminbi bond proceeds invested in a Renminbi term deposit generating a positive carry.

REFERENCES TO STATEMENTS OF DEBT

(1)              Interest payable annually.

(2)              Interest payable semi-annually.

(3)              Interest payable quarterly.

(4)              Pursuant to provisions for investment of Canada Pension Plan Investment Board Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPPIB issues).

(5)              Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

(6)              Direct capital leases and Federal loans to the BC Immigrant Investment Fund.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2015

	Amount
	Outstanding
	March 31, 2015
	($ Millions)

Gross Direct Debt issued by the Province[1] (in Canadian Dollar Equivalents)		59,612,874

Less - Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—

British Columbia Housing Management Commission	77,286
British Columbia Hydro and Power Authority	16,740,936
British Columbia Institute of Technology	12,888
British Columbia Lottery Corporation	140,102
British Columbia Pavilion Corporation	—
British Columbia Transit	212,052
British Columbia Transmission Corporaton	—
British Columbia Transportation Financing Authority	7,230,673
College of the Rockies	—
Columbia Power Corporation	335,000
Douglas College	—
Okanagan College	4,162
Partnerships British Columbia	—
Rapid Transit Project 2000 Ltd.	—
School District 44	6,228
Selkirk College	—
Simon Fraser University	5,000
Thompson Rivers University	4,544
Transportation Investment Corporation	3,366,716
University of British Columbia	125,000
University of Northern British Columbia	3,000
University of Victoria	20,800

	28,304,927	28,304,927
Gross Direct Debt		31,307,947
Less — Unrealized Foreign Exchange losses	17
—Unamortized Discount	(53,811)
—Government Sinking Funds[1]	703,090
—Bonds held in the Consolidated Revenue Fund	—	649,262
Total Net Direct Debt		30,658,685
Gross Fiscal Agency Reloaned Debt		28,304,927
Less —Gross Fiscal Agency Debt		28,304,927
Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Add —Unamortized Discount/(Premium)	—	—
Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Gross Fiscal Agency Debt		28,304,927
Add — Unrealized Foreign Exchange Gains	(4,385)
— Unamortized Premiums	47,616
Less — Government Sinking Funds	273,868	325,870
Total Net Fiscal Agency Debt		27,979,057
Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		58,637,742
Less —Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—
Total Net Direct and Fiscal Agency Debt		58,637,742

1 In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

NET GUARANTEED DEBT

At March 31, 2015

				Amount
Issuer		Year of	Interest	Outstanding [1]
& Series	Year of Maturity	Issue	Rate	March 31/2015
			(percent)	(millions of
				Cdn. dollars)

British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt[2]				8
				18
Less — Provisions for Probable Payout				7
Total Net Guaranteed Debt				11

1     Total net of sinking funds and unamortized discount.

2     Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

NON-GUARANTEED DEBT

As At March 31, 2015

(millions of
Cdn. dollars)
Taxpayer-Supported Debt
BC Housing Management Commission	413
BC Immigrant Investment Fund	414
BC Pavilion Corporation	381
BC Transportation Financing Authority	1,130
Columbia Basin Trust	1
Homeowner Protection Office	0
Health facilities	1,417
Post-Secondary	501
Provincial Rental Housing	225
Schools	21
Other[1]	10
Total Taxpayer-Supported Non-Guaranteed Debt	4,512

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	0
British Columbia Transmission Corporation	0
Columbia Basin Trust (joint ventures real estate investments)	33
Columbia River Power Projects²	464
Post-Secondary institutions’ subsidiaries	222
Other[3]	2
Total Self-Supported Non-Guaranteed Debt	721

Total Non-Guaranteed Debt	5,233

1 Includes debt of the British Columbia Assessment Authority, British Columbia Public School Employees Association, Community Living British Columbia, Community Social Services Employer’s Association, Creston Valley Wildlife Management Authority Trust, Oil & Gas Commission, and Royal BC Museum.

2 Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

3 Includes debt of School District 91 private company

CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

As at March 31, 2015

The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding[1,2]	Unamortized	Unrealized foreign	Sinking Fund	Oustanding
	Gross	Premium	exchange gains	Investments[2]	Net
	(in Millions of Cdn dollars)

Direct and Guaranteed Funded and Unfunded Debt of the Province	58,662	$(6)	$(4)	$977	$57,687
Plus: Non-Guaranteed Debt	5,254	21	—	—	5,233
Total Consolidated Funded Debt of the Public Sector of British Columbia	$63,916	$15	$(4)	$977	$62,920

1 Balance does not include the Provision for Probable Payout ($7 million).

2 In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

CANADIAN FOREIGN EXCHANGE RATE AND

INTERNATIONAL RESERVES

Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2010	2011	2012	2013	2014

Highest	1.0069	1.0630	1.0371	1.0157	0.9444

Lowest	0.9218	0.9383	0.9576	0.9314	0.8568

On March 31, 2015, the noon spot rate for the U.S. dollar was 0.7885

Source: Bank of Canada

The total of Canada’s official international reserves on December 31, 2010 to 2014 is as follows:

December 31
2010	2011	2012	2013	2014
(US$ Millions)

57,151	65,819	68,546	71,937	74,700	(1)

Source: Bank of Canada

(1)                                 US$43,756million, US$116 million in gold, US$3,664million in the International Monetary Fund Reserve, US$8,164million in Special Drawing Rights and US$19,000million in other foreign currencies.

TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

Based on the provincial economic accounts 2013 estimates (November 2014), BC’s exports of goods and services totaled $88.3 billion during the 2013 calendar year. International exports comprised $49.9 billion (56.5%) of BC’s total exports, and represented 8.7% of Canada’s total international exports; while inter-provincial exports accounted for $38.4 billion (43.5%) of BC’s total exports. BC’s imports of goods and services totaled $110.1 billion, consisting of $61.7 billion (56.1%) international imports and $48.3 billion (43.9%) inter-provincial imports.

The Province’s international imports accounted for 10.3% of Canada’s total international imports. In 2013, the Province registered a trade deficit of $21.8 billion, which consists of a $11.8 billion deficit in trade from abroad and a $9.9 billion deficit accruing from inter-provincial trade.  In 2012, the Province registered an overall trade deficit of $23.0 billion.  BC had a $13.2 billion deficit in international trade in 2012, as well as a $9.8 billion deficit in inter-provincial trade.

International exports of goods originating from the Province (computed by BC Stats using customs based data) were $35.8 billion in 2014, an increase of 7.1% compared to $33.4 billion in 2013. This increase was largely due to a 46.4% rise in the value of natural gas exports and a 29.7% rise of copper ores and concentrates exports from the previous year.

The United States remained BC’s principal international export market in 2014, accounting for 50.2% of the international exports of goods.

Source: Statistics Canada and BC Stats